EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-133357) pertaining to the 1999 Stock Plan, the 2005 Equity Incentive Plan, the 2005 Non-Employee Director’s Stock Option Plan, and the 2005 Employee Stock Purchase Plan of XenoPort, Inc. of our reports dated March 7, 2007, with respect to the financial statements of XenoPort, Inc., XenoPort, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of XenoPort, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Palo Alto, California
March 7, 2007